CITY HOLDING COMPANY
CODE OF BUSINESS CONDUCT AND ETHICS

All directors, executive officers and employees of City Holding Company, its subsidiaries and its affiliates are responsible to become familiar with, follow and promote compliance with this Code. You shall comply with the spirit of these guidelines and not attempt to achieve indirectly, through the use of agents or other intermediaries, what is forbidden directly. This Code is periodically reviewed by City’s Governance and Nominating Committee.

Directors, executive officers and employees of City Holding Company assume a duty to the Company, its customers, clients and shareholders. This duty is to act in all matters in a manner that will merit public trust and confidence. Your position with City must never be used, either directly or indirectly, for private gain, or to advance personal interests, or to obtain favors or benefits for yourself, a member of your family or any other person. “Employee” includes each full-time, part-time, temporary and seasonal employee and/or officer who receives all or part of his or her wages from City.

City’s directors, executive officers and employees are prohibited from engaging in any activity, practice or act that conflicts with, or appears to conflict with, the interests of City, and its customers, clients or suppliers. The general objective of this policy is to require immediate disclosure of any potential conflict of interest and to prevent such a situation from arising, and to prevent the development of improper relationships between City’s directors, executive officers and employees and its clients and customers.

It is each director’s, executive officer’s and employee’s duty to avoid conflicts of interest, and if questions or concerns about potential conflicts arise to refer such matters in writing to your supervisor in the case of employees and in the case of directors or executive officers to City’s Chief Legal Counsel. In the case of employees, if the supervisor is not sure of the appropriate response, the supervisor should refer the matter in writing to City’s President and Chief Executive Officer who, in turn, may refer the matter in writing to the Board of Directors for a final decision.

Acceptance of gifts from clients, customers or suppliers of the Company is discouraged in order to avoid the appearance of a conflict of interest. Generally a gift or gratuity (or an aggregate of several gifts or gratuities) having a value greater than $100 should be rejected. The term gift includes its traditional meaning in addition to lavish entertainment and free long-distance travel and lodging. Directors, executive officers and employees may attend meetings, seminars or other functions in which all or a portion of the cost of attendance is paid by the company sponsoring the seminar or other similar firm, if their attendance is deemed to be in the best interest of the Company. At no time should such a function be attended if a continuing future relationship with the firm would be required.

Directors, executive officers and employees are prohibited from giving, offering or promising, either directly or indirectly, anything of substantial value (generally one hundred dollars or greater) to any representative of a client or customer, any potential client or customer, or any organization in connection with any transaction or business that City may have with such client, customer, potential client or customer or organization. In the case of employees, City’s President and Chief Executive Officer must approve any exceptions, in writing, in advance. Exceptions for directors and executive officers must be approved by the Board of Directors.

Directors, executive officers and employees must not engage in any conduct, either directly or indirectly, which is disloyal, disruptive, competitive or damaging to City.

While employed by City, executive officers and employees are prohibited from accepting any employment relationship with any individual or organization that does business with City or is a competitor of City.

Directors, executive officers and employees are prohibited from using confidential information obtained as a result of their employment with City for their personal benefit or the use and benefit of any third party.

Business Conduct
You should endeavor to deal honestly, ethically, fairly and in good faith with City’s customers, shareholders, employees, suppliers, regulators, business partners, competitors and others. You may not take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice.

Acceptance of Bequests from Clients, Customers or Suppliers Prohibited. Directors, executive officers and employees are prohibited from accepting bequests or gifts from clients, customers or suppliers of the Company under Wills or Trust instruments. This prohibition applies even if the gift was not known by the beneficiary to have been provided in the Will or Trust. Excluded from this provision are bequests or gifts from members of the director’s, executive officer’s or employee’s family. An employee may request, in writing, that a specific exception be granted to the above policy with the request made to their supervisor. The employee’s supervisor, in turn, will refer the matter in writing to the Company’s President and Chief Executive Officer and/or Board of Directors for a final decision. The Board of Directors must approve exceptions for directors and executive officers.

Failure to comply with this policy will subject the individual with disciplinary action up to, and including, termination of employment.

Compliance With Laws, Rules, Regulations. You must conduct yourself at City and all of its functions or when acting on its behalf in a manner which is in full compliance with all applicable laws, rules and regulations, as well as with all of City’s other policies and procedures. Activity or behavior which would be criminally or civilly actionable is deemed not to be in compliance. City’s Legal Department should be consulted when appropriate. In no case shall an employee, executive officer or director use illegal (theft, bribery, misrepresentation, or espionage) or unethical means or methods when acting on behalf of City.
Company Reporting. It is of critical importance that City’s filings with the Securities and Exchange Commission, banking regulators and other regulatory agencies and authorities as well as its other public communications be full, fair, accurate, timely and understandable. City has created a Disclosure Committee to review these filings and disclosures. Depending on your position with City, you may be called upon to provide necessary information to assure that City’s filings and public reports meet these standards. City expects employees, executive officers and directors to take this responsibility very seriously and to provide prompt, accurate answers to inquiries from the Disclosure Committee related to City’s filing and public disclosure requirements.

Books and Records. City’s books, records and accounts shall accurately and fairly reflect the transactions of City in reasonable detail and in accordance with City’s accounting practices and policies.

No deliberately false or inaccurate entries (such as over billing) shall be made for any reason. Discounts, rebates, credits and allowances do not constitute over billing when lawfully granted; the reasons for the grant should be documented in writing in City’s records, including the party requesting the treatment.

No payment shall be made with the intention or understanding that all or any part of it is to be used for any purpose other than that described by the documents supporting the payment.

No undisclosed or unrecorded funds or assets shall be established for any purpose unless permitted by applicable laws, rules and regulations and applicable accounting guidelines.

No deliberately false or misleading statements, written or oral, shall be made to any internal or external accountant, auditor, attorney or other representative with respect to preparation of City’s financial statements or documents to be filed with the Securities and Exchange Commission, banking regulators or other governmental authorities or regulatory bodies.

Questionable or Improper Payments. The use of any funds or assets of City for any unlawful or improper gifts, payments to customers, government employees or other third parties is strictly prohibited. Therefore, no payment from City ‘s funds or assets shall be made to or for the benefit of a representative of any domestic or foreign government (or subdivision thereof), labor union, or any current or prospective customer or supplier for the purpose of improperly obtaining a desired government action, or any sale, purchase, contract or other commercial benefit. This prohibition applies to direct or indirect payments made through third parties and employees as well as is intended to prevent bribes, kickbacks or any other form of payoff.

Violations of the Code of Business Conduct and Ethics
You have a duty to adhere to this Code of Business Conduct and Ethics and all other existing company policies and to report to the Company any suspected violations by yourself or any other employee, executive officer or director of City. You should report violations of this Code to City’s Chief Legal Counsel. Your report will be dealt with anonymously and confidentially.

City will investigate any matter so reported and, upon a determination by its Audit Committee that a violation has occurred, will take appropriate disciplinary and corrective action, up to and including termination. City forbids retaliation against employees, executive officers or directors who report violations of this Code of Business Conduct and Ethics in good faith (except for any disciplinary action as determined above for self reported violations).

Whenever you have a question as to whether this Code is applicable to a particular situation, employees are encouraged to refer the matter to the Executive Vice President in charge of Human Resources.

Waivers
Any waivers of this Code for Executive Officers or Directors may be made only by the Board of Directors of City Holding Company and must be promptly filed and/or disclosed to the public as required by all applicable securities or other laws rules or regulations or the requirements applicable to NASDAQ National Market issuers. Any waivers of this Code for other personnel may be made by the Executive Vice President in charge of Human Resources.